Rand Logistics Inc.

       RAND LOGISTICS AMENDS CREDIT FACILITY WITH GENERAL ELECTRIC CAPITAL
                                   CORPORATION

                Increases Facility to Approximately $100 Million

New York, NY - February 13, 2008 - Rand Logistics Inc. (Nasdaq: RLOG; RLOGW; RLOGU) ("Rand") today announced that it has entered into an Amended and Restated Credit Facility Agreement with General Electric Capital Corporation ("GE Capital").

The amended credit facility with GE Capital increases Rand's borrowing capacity to approximately $100 million. The additional capital will be used to finance the WMS acquisition, repower one of the Company's Canadian vessels and will provide additional liquidity for future capital improvements.

Laurence S. Levy, Chairman and CEO of Rand, said, "This larger facility provides us with enhanced financial flexibility to pursue our business plan."

About Rand Logistics

Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of ten self-unloading bulk carriers, comprised of nine River Class vessels and one River Class integrated tug/barge unit, and three conventional bulk carriers, of which one is operated under a contract of affreightment. The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company's vessels operate under the U.S. Jones Act - which dictates that only ships that are built, crewed and owned by U.S. citizens can operate between U.S. ports - and the Canada Marine Act - which requires Canadian commissioned ships to operate between Canadian ports.

Forward-Looking Statements

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) concerning the Company and its operating subsidiaries. Forward-looking statements are statements that are not historical facts, but instead statements based upon the current beliefs and expectations of management of the Company. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the results included in such forward-looking statements.

CONTACT:                          -OR-               INVESTOR RELATIONS COUNSEL:

Rand Logistics, Inc.                                 The Piacente Group
Laurence S. Levy, Chairman & CEO                     Lenny Santiago
(212) 644-3450                                       (212) 481-2050
                                                     Lenny@tpg-ir.com